Exhibit 99.1

Argan, Inc. Announces Founder, Chairman and CEO Retirement and Succession

August 18, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces today that Rainer H. Bosselmann, Founder, Chairman and Chief Executive Officer retired effective August 16, 2022. The Board of Directors of Argan (the “Board”) has appointed David H. Watson to succeed Mr. Bosselmann as President and Chief Executive Officer (“CEO”) and Mr. Watson will also join the Board.

“On behalf of the Board, the management team, and Argan’s employees, we want to thank Rainer for his leadership and significant, positive impact over almost two decades with the organization,” said James Quinn, Argan’s lead independent board member. “A steadfast and conservative leader, Rainer founded Argan in 2003 and fostered the management team that is in place today. During his tenure, he played a significant role in transforming the Company from a small, $30 million company to an international business with annual revenues and a market cap that exceed $500 million today. He built up the balance sheet, focused on margins, empowered employees throughout the organization and returned to shareholders approximately $175 million in dividends and $75 million in share repurchases. In addition, Rainer was instrumental in the evolution of Argan with the transformative acquisition of Gemma Power Systems in 2006. The Board is sincerely grateful to Rainer for his dedication to Argan and positive impact on shareholder value. We are all thankful that he has agreed to continue serving as a member of the Board.”

“David has worked closely with me as Chief Financial Officer (“CFO”) of Argan for almost seven years and the transition should be seamless,” said Mr. Bosselmann. “He has a deep understanding of our businesses, good rapport with investors and a strong track record of leadership and execution.”

“I want to thank Rainer and the Board for their confidence in me as I step into this role,” said Mr. Watson. “These are big shoes to fill and I pledge to work tirelessly with all of our employees to build on past successes and to lead the Company into its future.”

With Mr. Watson taking on the President and CEO position, long time Corporate Controller, Richard H. Deily, will step into the CFO position. Mr. Deily joined the Company in October 2007 and has worked closely with Mr. Watson and Mr. Bosselmann over the years. Additionally, current Board member William F. Leimkuhler has been appointed Chairman of the Board.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains and the resurgence of the COVID-19 pandemic due to the spread of various variants. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027